Exhibit 10.29

FIRST AMENDMENT

TO

EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (this “First Amendment”) is effective December 27, 2012 (the “Effective Date”) by and between Live Nation Entertainment, Inc., a Delaware corporation (the “Company”), and Michael Rapino (the “Executive”).

WHEREAS, the parties entered into an Employment Agreement dated October 21, 2009, as amended by an acknowledgment dated April 6, 2010 (collectively, the “Original Agreement”).

WHEREAS, the parties desire to amend and renew the Original Agreement in order to continue their employment relationship as set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants included in this First Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1. The first sentence of Section 2 (“Term”) of the Original Agreement is hereby amended and restated in its entirety to read as follows:

“The renewed period of employment of the Executive by the Company under this Agreement (the “Employment Period”) shall commence on the Effective Date and shall have a term expiring on December 31, 2017.”

2. Section 5(a) (“Base Salary”) of the Original Agreement is hereby amended and restated in its entirety to read as follows:

“Effective January 1, 2013 and continuing through the end of the Employment Period, the Company shall pay the Executive a base salary of $2,300,000 per year (“Base Salary”), less appropriate payroll deductions and all required withholdings. The Executive’s Base Salary shall be paid in approximately equal installments in accordance with the Company’s customary payroll practices as they may be amended from time to time and prorated for any partial pay periods (but no less frequently than monthly).”

3. Effective June 1, 2014, the second and third sentences of Section 5(e) (“Expenses and Reimbursements”) of the Original Agreement are hereby amended and restated in their entirety to read as follows:

“In addition, during the Employment Period, the Executive shall be entitled to an automobile allowance of $60,000 per year, to cover the Executive’s lease of an automobile appropriate to his position and related costs, which allowance shall be payable in cash in approximately equal installments no less frequently than monthly, less appropriate payroll deductions and all required withholdings.”

4. A new sentence shall be added to the end of Section 5(i)(i) (“Restricted Shares Associated with Corporate Financial Performance”) of the Original Agreement to read as follows:

“Notwithstanding the foregoing, effective June 1, 2014, the annual restricted stock grants referenced in this Section 5(i)(i) shall cease, such that the last grant made hereunder shall be the grant the Company is required to make within the first 90 days of 2014 (in respect of performance during calendar year 2014).”

5. A new sentence shall be added to the end of Section 5(i)(ii) (“Restricted Shares Associated with Management Objectives”) of the Original Agreement to read as follows:

“Notwithstanding the foregoing, effective June 1, 2014, the annual restricted stock grants referenced in this Section 5(i)(ii) shall cease, such that the last grant made hereunder shall be the grant the Company is required to make within the first 90 days of 2014 (in respect of performance during calendar year 2014).”

6. Effective June 1, 2014, the last sentence of Section 5(i)(iii) (“Restricted Shares Associated with Closing of Merger”) of the Original Agreement, regarding acceleration upon a Change of Control, is hereby deleted.

7. Effective June 1, 2014, the last clause of Section 5(i)(v) (“Continuation Option Grant”) of the Original Agreement, which reads “and (E) shall vest in full upon a Change of Control occurring subsequent to the Merger, but will not vest as a result of the Merger,” is hereby deleted.

8. A new subsection (vi) shall be added to the end of Section 5(i) (“Equity Incentive Awards”) of the Original Agreement to read as follows:

“(vi) First Amendment Option Grant. The Executive acknowledges that, in connection with the negotiation and anticipated execution of the First Amendment to this Agreement, on December 10, 2012 the Executive was granted 3,600,000 options to purchase shares of common voting stock of the Company, which vest ratably in equal installments on the first, second, third, fourth and fifth anniversaries of the grant date, subject to the terms of this First Amendment (the “First Amendment Option Grant”).”

9. Effective June 1, 2014, the first sentence of Section 6(d) (“Good Reason”) of the Original Agreement is hereby amended to delete the semi-colon through the remainder of the sentence (related to required notice upon a Change of Control).

10. Effective June 1, 2014, Section 6(d)(vii) (“Good Reason”) of the Original Agreement is hereby deleted in its entirety.

11. The first sentence of the first paragraph of Section 8 (“Compensation Upon Termination or During Disability”) of the Original Agreement is hereby amended and restated in its entirety to read as follows:

“In the event the Executive is disabled or his employment terminates during the Employment Period, the Company shall provide the Executive with the payments and benefits set forth below; provided, however, that any obligation of the Company to the Executive under Section 8(a), other than for the Final Compensation, is expressly conditioned upon the Executive signing, returning to the Company within 30 days after the Company’s delivery of the Separation Schedule (as defined below, which Separation Schedule must be provided by the Company to the Executive within 10 days of the termination of employment) (or, only to the extent required by applicable law, 45 days following the Date of Termination), and not revoking, a release of claims substantially in the form attached hereto as Exhibit A (the “Executive Release of Claims”).”

12. The last sentence of Section 8(a)(i) (“Termination by Company Without Cause or by Executive for Good Reason”) of the Original Agreement is hereby amended and restated in its entirety to read as follows:

“The pro-rated Performance Bonus and pro-rated Exceptional Performance Bonus components of the Final Compensation, if any, shall be calculated by multiplying the Performance and Exceptional Performance Bonuses (if any) paid to the Executive (or still owed to the Executive) for the first full calendar year prior to the year in which such termination occurs by a fraction, the numerator of which is the number of days that the Executive was employed during the year in which the termination occurs and the denominator of which is 365, and, subject to Section 8(e), including without limitation, Sections 8(e)(iii) and (iv), the resulting amount shall be paid on the 60th day after the Date of Termination.”

13. Effective June 1, 2014, Section 8(a)(ii) (“Termination by Company Without Cause or by Executive for Good Reason”) of the Original Agreement is hereby amended and restated in its entirety to read as follows:

“provided the Executive signs, returns and does not revoke the Executive Release of Claims as set forth above, the Company shall pay to the Executive a lump-sum cash payment equal to the sum of the Executive’s then-current Base Salary plus the total Performance Bonus and Exceptional Performance Bonus amounts paid to the Executive (or still owed to the Executive) for the first full calendar year prior to the year in which such termination occurs, multiplied by two, subject to Section 8(e), including, without limitation, Sections 8(e)(iii) and (iv), and such payment shall be made on the 60th day after the Date of Termination.”

14. Section 8(a)(iv) (“Termination by Company Without Cause or by Executive for Good Reason”) of the Original Agreement is hereby amended and restated in its entirety to read as follows:

“provided the Executive signs and returns the Executive Release of Claims as set forth above, the Company shall accelerate the vesting and lapsing of restrictions on all unvested or restricted equity awards awarded to the Executive prior to the Date of Termination except for the First Amendment Option Grant, and all such awards, except for the First Amendment Option Grant, shall remain exercisable for the full life of such awards (determined without regard to the Executive’s termination of employment). With respect to the First Amendment Option Grant, provided the Executive signs and returns the Executive Release of Claims as set forth above, the

Company shall accelerate only the vesting of any unvested stock options on the Date of Termination that would have vested in the two-year period immediately following Date of Termination, which shall remain exercisable for the full life of the First Amendment Option Grant.”

15. The second sentence of Section 8(c) (“Disability”) of the Original Agreement is hereby amended and restated in its entirety to read as follows:

“In the event the Executive’s employment is terminated for Disability pursuant to Section 6(b), the Company shall (i) pay to the Executive the Final Compensation at the time and in the manner set forth in Section 8(a)(i) hereof, (ii) pay to the Executive a lump-sum cash payment equal to the sum of one year of the Executive’s Base Salary plus the total Performance Bonus and Exceptional Performance Bonus as calculated pursuant to Section 8(a)(ii), which payment shall be made on the 60th day after the Date of Termination, and (iii) accelerate the vesting and lapsing of restrictions on all unvested or restricted equity awards awarded to the Executive, which shall remain exercisable for a period of one year from the actual Date of Termination (or, if earlier, until the date immediately preceding the date of termination or expiration of any applicable stock options).”

16. Section 8(d) (“Death”) of the Original Agreement is hereby amended and restated in its entirety to read as follows:

“If the Executive’s employment is terminated by his death, the Company shall (i) pay the Final Compensation to the Executive’s beneficiary, legal representatives or estate, as the case may be, at the time and in the manner set forth in Section 8(a)(i) hereof, (ii) pay to the Executive’s beneficiary, legal representatives or estate, as the case may be, a lump-sum cash payment equal to the sum of one year of the Executive’s Base Salary plus the total Performance Bonus and Exceptional Performance Bonus as calculated pursuant to Section 8(a)(ii), which payment shall be made on the 60th day after the Date of Termination, and (iii) accelerate the vesting and lapsing of restrictions on all unvested or restricted equity awards awarded to the Executive which shall remain exercisable for a period of one year from the actual Date of Termination (or, if earlier, until the date immediately preceding the date of termination or expiration of any applicable stock options). The Company shall have no further obligation to the Executive upon such termination of employment.”

17. Effective June 1, 2014, Section 9 (“Gross-Up Payment”) and all references thereto in the Original Agreement are hereby deleted.

18. Effective June 1, 2014, the following new Section 9 (“Section 280G”) is hereby inserted into the Original Agreement:

(a) Excess Parachute Payment Limitation. Notwithstanding anything contained herein to the contrary, any payment or benefit received or to be received by the Executive in connection with a “change in control event” that would constitute a “parachute payment” (each within the meaning of Code Section 280G), whether payable pursuant to the terms of this Agreement or any other plan, arrangements or agreement with the Company (collectively, the “Total Payments”), shall be reduced to the least extent necessary, if any, so that no portion of the Total Payments shall be subject to the excise tax imposed by Code Section 4999, but only if, by reason of such reduction, the Net After-Tax Benefit (as defined below) received by the Executive as a result of such reduction will exceed the Net After-Tax Benefit that would have been received by the Executive if no such reduction was made. If excise taxes may apply to the Total Payments, the foregoing determination will be made by a nationally recognized accounting firm (the “Accounting Firm”) selected by the Executive and reasonably acceptable to the Company. The Executive will direct the Accounting Firm to submit any such determinations and detailed supporting calculations to both the Executive and the Company at least 15 days prior to the payment of any amount that would, absent the reduction contemplated by this Section 9, constitute an “excess parachute payment” (within the meaning of Code Section 280G).

(b) Order of Reduction. If the Accounting Firm determines that a reduction in payments is required by this Section 9, first non-cash benefits that are not equity-related shall be reduced, then equity vesting acceleration and next new equity grants shall be reduced, followed by a reduction of cash payments, including, without limitation, the severance contemplated by Section 8(a)(ii) above, beginning with payments that would be made last in time, in all cases, (i) if and to the extent not already provided, accelerated, granted or paid, as applicable, prior to the date of such reduction, (ii) only to the least extent necessary so that no portion thereof shall be subject to the excise tax imposed by Code Section 4999, (iii) in a manner that results in the best economic benefit to the Executive and (iv) to the extent economically equivalent, in a pro rata manner, and the Company shall pay or provide such reduced amounts to the Executive in accordance with the applicable terms of the controlling agreement.

(c) Cooperation; Expenses. If applicable, the Company and the Executive will each provide the Accounting Firm, as reasonably requested by the Accounting Firm, access to and copies of any books, records and documents in their respective possessions, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 9. The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by this Section 9 will be borne by the Company.

(d) Net After-Tax Benefit. “Net After-Tax Benefit” means (i) the Total Payments that the Executive becomes entitled to receive from the Company which would constitute “parachute payments” within the meaning of Code Section 280G, less (ii) the amount of all federal, state and local income and employment taxes payable with respect to the Total Payments, calculated at the maximum applicable marginal income tax rate, less (iii) the amount of excise taxes imposed with respect to the Total Payments under Code Section 4999.

(e) Additional 280G Payments. If the Executive receives reduced payments by reason of this Section 9 and it is established pursuant to a final determination of the court or an Internal Revenue Service proceeding that the Executive could have received a greater amount without resulting in an excise tax, then the Company shall promptly thereafter pay the Executive the aggregate additional amount which could have been paid without resulting in an excise tax as soon as practicable.

19. The Original Agreement is and shall continue to be in full force and effect, except as amended by this First Amendment, and except that all references in the Original Agreement to the “Agreement” or words of like import referring to the Original Agreement shall mean the Original Agreement as amended by this First Amendment.

20. Any and all defined terms which are not explicitly defined herein shall have the meaning ascribed to them in the Original Agreement.

21. This First Amendment may be signed in counterpart originals, which collectively shall have the same legal effect as if all signatures appeared on the same physical document. This First Amendment may be signed and exchanged by electronic or facsimile transmission, with the same legal effect as if the signatures had appeared in original handwriting on the same physical document.

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IN WITNESS WHEREOF, the parties have duly executed and delivered this First Amendment effective as of the date first written above.

THE EXECUTIVE

Date: December 27, 2012	/s/ Michael Rapino
Michael Rapino

LIVE NATION ENTERTAINMENT, INC.

Date: December 27, 2012	By:	/s/ Michael G. Rowles
	Name:	Michael G. Rowles
	Title:	Executive Vice President and General Counsel

[Signature Page to First Amendment]